UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

July 20, 2007

Date of Report (Date of earliest event reported)

 Commission File Number: 0-51414

Lucas Energy, Inc.

(Exact name of registrant as specified in its charter)

 Nevada, United States

(State or other jurisdiction of incorporation or organization)

98-0417780

(I.R.S. Employer ID Number)

3000 Richmond Avenue, Suite 400, Houston, Texas 77098

(Address of principal executive offices) (Zip code)

(713) 528-1881

     (Issuer's telephone number)

N/A

(Former Name, Former Address and Former Fiscal Year if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities

    Lucas Energy, Inc. (the "Company") has received $12 million in subscriptions to purchase restricted shares of the Company's common stock at a price of $1.15 per share and warrants to purchase common stock at a price of $2.00 per share.  As of July 20, 2007, the Company has cleared funds for the purchase of 6,956,522 shares of restricted, common stock from 25 investors.  The Company has issued those shares and has also issued 6,956,522 warrants to purchase shares of common stock to the those investors.

    Any brokers involved in the sales of these shares received a cash commission equal to 9% of the amount raised and warrants to purchase shares of restricted common stock equal to 9% of the number of shares sold by that broker.  Therefore, the Company issued an additional 626,087 warrants to purchase shares of restricted common stock and $720,000 as commissions to the brokers.  The Company received total net proceeds of $7,280,000 from these share sales.  The brokers also received 626,087 warrants to purchase shares of common stock at a price of $2.00 per share.  The shares were sold to accredited investors under the auspices of Rule 506 of Regulation D.  Upon receipt of the remaining $4 million, the Company will issue the corresponding numbers of shares and warrants to the investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2007

LUCAS ENERGY, INC.

/s/ James J. Cerna, Jr.

James J. Cerna, Jr.

President and Chief Executive Officer